SUB-ITEM 77Q3

AIM CONSTELLATION FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER:       811-1412
SERIES NO.:        2

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                154,029

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class A3
          Class B                 12,963
          Class C                  6,516
          Class R                    507
          Class Y                    356
          Institutional Class      2,197

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  16.20

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class A3
          Class B               $  14.69
          Class C               $  14.68
          Class R               $  15.99
          Class Y               $  16.23
          Institutional Class   $  17.91